Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-132041

A filing fee of $33,405, based on a $850,000,000 maximum aggregate offering price,

calculated in accordance with Rule 457(r), has been transmitted to the SEC in connection with the debt securities offered by means of this pricing supplement and the accompanying prospectus and prospectus supplement from Registration Statement No. 333-132041.

This paragraph shall be deemed to update the “Calculation of Registration Fee”

table in that Registration Statement.

PRICING SUPPLEMENT NO. 2 Dated August 18, 2008

To Prospectus Dated June 18, 2007 and

Prospectus Supplement Dated June 18, 2007

$850,000,000

3M COMPANY

Medium-Term Notes, Series E

4.375% Notes Due 2013

Type of Note:	Fixed Rate

Principal Amount:	$850,000,000

Price to Public:	99.824%

Proceeds to Company:	99.824% ($848,504,000)

Interest Rate:	4.375% per annum

Original Issue Date:	August 18, 2008

Maturity Date:	August 15, 2013

Interest Payment Dates:	February 15 and August 15 of each year, commencing February 15, 2009

Redemption:	Not redeemable

Day Count Convention:	30/360

Form:	DTC, Book-Entry

CUSIP No.:	88579EAE5

Underwriters:	Goldman, Sachs & Co.
Citigroup Global Markets Inc.
Morgan Stanley & Co. Incorporated

Use of Proceeds:	The Issuer intends to use the net proceeds from the sale of the Notes to repay a portion of its outstanding commercial paper, with any remaining balance to be used for general corporate purposes.

Additional Information:

Selling Concession:	0.200%

Reallowance:	0.150%

The Issuer expects to deliver the Notes on or about August 21, 2008. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle within three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if an investor wishes to trade the Notes on any day prior to the third business day before the date of delivery of the Notes, the investor and its counterparty will be required, by virtue of the fact that the Notes initially will settle on a delayed basis, to agree to a delayed settlement cycle at the time of any such trade to prevent a failed settlement.